Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. ELECTS HANS-PETER MÄNNER
TO BOARD OF DIRECTORS

Bristol, Connecticut, October 19, 2016 --- Barnes Group Inc. (NYSE: B) today announced that Hans-Peter Männer has been elected to the Company’s Board of Directors, effective immediately.
Hans-Peter Männer is the former Chief Executive Officer of Otto Männer GmbH, a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and micro-injection molding systems. Prior to joining Männer in 1990, Hans-Peter studied product engineering at the University of Applied Sciences, graduating as a civil engineer and completed three years vocational training as a toolmaker. Additionally, Mr. Männer served for 18 years as a member of the board of directors of Volksbank Freiburg, a German bank, and for 10 years as a member of the advisory board of WVIB Wirtschaftsverband, a German trade association with more than 1,000 member companies covering a workforce of more than 180,000.
Hans-Peter is currently the Managing Director of Proventus Verwaltungs-GmbH, a limited partnership managing properties and capital assets. He holds an Executive MBA from Steinbeis University, Berlin.
“We are extremely pleased to welcome Hans-Peter to our Board,” said Thomas O. Barnes, Chairman of the Board, Barnes Group Inc. “Hans-Peter’s extensive experience in the plastic injection molding industry and industrial manufacturing will be a significant asset to the Board. Hans-Peter will help to lead the strategic direction and investment decisions for our evolving portfolio of differentiated technologies and we look forward to his valuable contributions as a Director.”

ABOUT BARNES GROUP
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare products, and technology to the world. Barnes Group’s skilled and dedicated employees around the globe are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Investor Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

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